CONTRACT NEGOTIATIONS – July 2,2012

1.	WG will continue to pay any increase required by law to maintain the union pension plan at its present level.

2.	Despite increases in premium cost to BC/BS medical plans, there will be no increase in employee contributions to the plans. Some minor changes will be made to the HMO plan.

3.	Premium cost increases from the new VSP optical plan will be absorbed by the company.

4.	Considerations affecting current IBEW employees relative to the new VGT Division of AGE:

It is recognized by the parties to this agreement that the employer from time to time may have a need to hire temporary employees to handle a surge in business activity in the warehouse. The plan to handle the surge in production requirements is with a core of VGT union employees. Temporary employees would only be used if present union employees were unable to work on VGT production due to other production commitments in their departments. At no time will temporary employees be working in the facility where work could be done by union employees. The employer will use temporary employees for overtime and weekend work only after having ascertained that the employees in the union workforce are unavailable or have refused to work and all other attempts to use the available workforce have been exhausted.

Anytime the employer needs to hire temporary employees, the employer will provide the union steward the following: On a weekly basis, the summary report of the number of temporary employees and their hours worked in the previous week. If temporary employees are needed beyond thirty consecutive days, Wells Gardner will consider full-time employment as new union employees after completion of a total of sixty calendar days with the previous thirty days as part of the trial period.

The right to bump VGT employees or temps in order to work a full 40 hour week will be done on a rotating basis if only a few are needed at a time. All current IBEW employees will have an equal opportunity to work extra hours at VGT. This is conditioned on the provision that current employees are both willing and able to perform the tasks involved.

The core group will consist of three factory classifications: Bench Techs,

Fork Lift/Material Handlers, Assemblers. To the degree that the people in these positions become VGT employees, they will automatically become union employees: Bench Techs: LG 13-1 to 16-1; Fork Lift/Material Handler:  LG 7-5; Assembler: 4-5

5.	In line with the rest of the company, there will be no wage increases for the present contract year.

6.	In appreciation for the hard work and cooperation of every one, there will a one-time payment of $300 to all active employees at the time of the signing of the contract.

7.	The contract will be a one year contract.

Signed		Date	8/10/2012
Jose Caez, IBEW 1031

Signed		Date	8/10/2012
Gene Ahner, Wells-Gardner